Exhibit 99.1

Atlas America, Inc. Announces Completion of its Spin-Off From Resource America, Inc.

PHILADELPHIA–June 30, 2005–Atlas America, Inc. (Nasdaq:ATLS - News) announces today that Resource America, Inc. (Nasdaq:REXI - News) has completed the spin-off of Atlas America, Inc. Resource America distributed to its stockholders its remaining equity interest in Atlas America on June 30, 2005. As a result, Resource America stockholders received 0.59367 shares of Atlas America for each share of Resource America outstanding on June 24, 2005 in a tax-free distribution.

Atlas America completed its IPO in May, 2004 at a price of $15.50 per common share. At the close of the market on June 30, 2005, the share price was $37.19. Atlas America joined the new Russell Microcap Index as well as the Russell 2000 Index when the indexes were reconstituted on June 24, 2005.

Edward E. Cohen, Chairman, President and CEO of Atlas America, stated, “We are delighted to welcome our new stockholders who are joining us as a result of the spin off.”

Atlas America, Inc. is an energy company engaged primarily in the development, production and transportation of natural gas in the Appalachian Basin, and operates primarily in eastern Ohio and western Pennsylvania. ATLS is the owner of 100% of the general partner of Atlas Pipeline Partners, L.P. (NYSE:APL - News) and owns 1,641,026 common units of limited partner interest. APL owns and operates more than 1,440 miles of natural gas gathering pipelines in western Pennsylvania, western New York and eastern Ohio and approximately 2,200 miles of gathering pipeline in southern Oklahoma and northern Texas, as well as gas processing and treating facilities in Velma, Elk City and Prentiss Oklahoma.

For more information, please visit our website at www.atlasamerica.com, or contact investor relations at pschreiber@atlasamerica.com.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Atlas America believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

Contact:

        Atlas America, Inc.
        Pamela Schreiber, 215-546-5005
        Facsimile: 215-546-5366